                                                                     EXHIBIT 4.5



                            STOCK PURCHASE AGREEMENT



          THIS STOCK PURCHASE AGREEMENT is made as of the 13 day of February, 1997, by and between Alkermes, Inc. a Pennsylvania corporation ("Alkermes"), and ALZA Corporation, a Delaware corporation ("ALZA").

          WHEREAS, ALZA desires to purchase from Alkermes, and Alkermes desires to sell to ALZA, certain shares of Alkermes' Common Stock, on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the parties agree as follows:

     1.   PURCHASE AND SALE OF STOCK
          --------------------------
          1.1 SALE AND ISSUANCE OF COMMON STOCK. Subject to the terms and conditions of this Agreement, ALZA agrees to purchase and Alkermes agrees to sell and issue to ALZA two million (2,000,000) shares (the "Shares") of Alkermes' Common Stock, $.01 par value (the "Common Stock"), for a price per Share of $25 and an aggregate purchase price of $50,000,000 (the "Purchase Price").

          1.2 CLOSING. The Closing for the purchase and sale of the Shares (the "Closing") shall take place at the offices of ALZA, 950 Page Mill Road, P.O. Box 10950, Palo Alto, California 94303-0802, California time, on the third business day after the date on which the conditions set forth in Articles 4 and 5 shall be satisfied or duly waived, or if Alkermes and ALZA mutually agree on a different date, the date upon which they have mutually agreed (the "Closing Date"). At the Closing, Alkermes shall deliver a certificate in the name of ALZA representing the Shares, against delivery to Alkermes by ALZA of the Purchase Price by wire transfer in immediately available funds to an Alkermes' bank account specified in written wire transfer instructions supplied to ALZA by Alkermes at least two business days prior to the Closing.

     2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF ALKERMES. Alkermes hereby represents and warrants to ALZA that:

          2.1 ORGANIZATION AND GOOD STANDING. Alkermes is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority under its Articles of Incorporation, as amended (the "Articles") and Bylaws to own and






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operate its properties and assets and to carry on its business as now conducted.

          2.2 AUTHORIZATION. Alkermes has the corporate power and authority to execute, deliver and perform this Agreement and to issue and sell the Shares. The execution, delivery and performance of this Agreement by Alkermes and the issuance and delivery of the Shares have been duly authorized by all necessary corporate action on the part of Alkermes. Alkermes is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties or financial condition. This Agreement constitutes a valid and legally binding obligation of Alkermes, enforceable against Alkermes in accordance with its terms, expect as such may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity.

          2.3 VALID ISSUANCE OF SHARES. The Shares, when issued, sold delivered and paid for in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of any liens, charges, claims or encumbrances and will not be subject to restrictions on transfer except as provided by Sections 3.6, 3.7 and 3.8.

          2.4  GOVERNMENT CONSENTS.
               -------------------
               (a) Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), any applicable state securities laws, and as contemplated by Section 6, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority, is required on the part of Alkermes, nor is any waiver, consent or approval of any third party required to be obtained by Alkermes, in connection with Alkermes' valid execution, delivery or performance of this Agreement or the issuance and sale of the Shares by Alkermes hereunder.

               (b) Alkermes shall file or cause to be filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission pursuant to the HSR Act all requisite documents and notifications required of Alkermes in connection with the transactions contemplated by this Agreement.

               (c) Alkermes shall make any filings required to be made under applicable state securities laws in connection with the transactions contemplated by this Agreement, within the applicable stipulated statutory period before or after the sale of the Shares as may be required pursuant to such laws.

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          2.5  LITIGATION. As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or currently threatened against Alkermes which questions the validity of this Agreement or the right of Alkermes to enter into it or to consummate the transactions contemplated hereby. Except as disclosed in the SEC Filings (as defined in Section 2.7), as of the date of this Agreement there is no action, suit, proceeding or investigation pending or currently threatened which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially adversely affect the business, properties, operations, financial condition, income or, to the best of Alkermes' knowledge, business prospects of Alkermes and its subsidiaries (the "Subsidiaries"), taken as a whole, as presently being conducted.

          2.6 COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement by Alkermes and the consummation by Alkermes of the transactions contemplated hereby will not conflict with, or result in any violation of, or constitute, with or without the passage of time and giving of notice, either a default under any provision of its Articles of Bylaws, or in default in the performance or observance of any material provision of any material instrument or contract to which it is a party or by which it is bound. No third party has any pre-emptive rights, or rights of first refusal or first opportunity or similar rights to purchase, or to offer to purchase, all or any part of the Shares.

          2.7 DISCLOSURE. Alkermes has furnished to ALZA (i) Alkermes' Annual Report on Form 10-K for the fiscal year ended March 31, 1996 (the "1996 Annual Report"), as filed with the Securities and Exchange Act of 1934, as amended (the "Exchange Act"); (ii) Alkermes' proxy statement for its 1996 Annual Meeting of Shareholders; (iii) Alkermes' reports on Form 10-Q for the fiscal quarters ended June 30, 1996, September 20, 1996 and December 31, 1996 (collectively, the "Quarterly Reports"), as filed with the SEC pursuant to the Exchange Act, and
(v) all other reports as filed by Alkermes with the SEC since March 31, 1996 (the documents referred to in clauses (1)-(v) above being referred to hereinafter, collectively, as the "SEC Filings"). As of their respective dates, the SEC Filings (including all documents incorporated by reference therein) do not contain and untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in the case of any SEC Filing, any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent SEC Filing. Since March 31, 1996, Alkermes has timely filed with the SEC all reports, documents, definitive proxy statements and all other filings required to be filed with the SEC under the rules

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and regulations of the SEC, and all such reports, documents, definitive proxy statements and other filings complied in all material respects with all applicable requirements of the Exchange Act. The audited consolidated financial statements of Alkermes included or incorporated by reference in the 1996 Annual Report and the unaudited consolidated financial statements contained in the Quarterly Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the period indicated and with each other, except as may be indicated therein or in the notes thereto and except that the unaudited financial statements may not contain all footnotes and adjustments required by United States generally accepted accounting principles, and fairly present the financial position of Alkermes and its consolidated subsidiaries as at the dates thereof and the results of its operations and statements of cash flows for the periods then ended, subject, in the case of the unaudited interim consolidated financial statements, to normal year-end adjustments, and recognizing that the results of operations of interim period or full fiscal year. Alkermes has furnished to ALZA a Private Placement Memorandum dated as of February 13, 1997 (the "Memorandum") related to the transaction contemplated hereby. The Memorandum does not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          2.8 CHANGES. Between March 31, 1996 and the date of this Agreement, except as disclosed in the SEC Filings, there has not been:

               (a) any change in the assets, liabilities, financial condition, operating results or to the best of Alkermes' knowledge, prospects of Alkermes and its Subsidiaries taken as a whole from that reflected in the 1996 Annual Report, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

               (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties or financial condition of Alkermes and its Subsidiaries taken as a whole (and except that Alkermes expects to continue to incur substantial operating losses, which may be material);

               (c) any waiver or compromise by Alkermes of a material right or of a material debt owed to it;

               (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Alkermes,

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except in the ordinary course of business and which is not material to the business, properties or financial condition of Alkermes and its Subsidiaries taken as a whole (as such business is presently conducted);

               (e) any change to a material contract or arrangement by which Alkermes or any of its assets is bound or subject, or any breach or waiver of any breach of or under any such contract or amendment (or the occurrence of any event which would, as result of the passage of time, become or result in such a breach or waiver);

               (f) any sale, assignment or transfer to a third party that is not an Affiliated (as hereafter defined) of any material patents, trademarks, copyrights, trade secrets or other intangible assets for compensation which is less than fair value;

               (g) any mortgage, pledge, transfer of a security interest in, or lien, created by Alkermes, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

               (h) any declaration, setting aside or payment or other distribution in respect of any of Alkermes' capital stock;

               (i) received by or on behalf of Alkermes any notice from the United Stated Food and Drug Administration, the United States or any foreign Patent Office, or any governmental agency or third party of any claim or adverse occurrence related to any product in development, patent or trademark of Alkermes; any negative result of any clinical trials conducted or being conducted by or on behalf of Alkermes; any information as to the pending or potential introduction in the near future of any product directly competitive with RMP-7; or the notice of cancellation, termination or material reduction in funding of any client project or program; or

               (j) any event or condition of any type that has (or will as a result of the passage of time) materially and adversely affected (or affect) the business, properties or financial condition or, to the best of Alkermes' knowledge, the business prospects of Alkermes and its Subsidiaries taken as a whole.

For purposes of this Agreement the term "Affiliate" means any individual or entity directly or indirectly controlling by or under common control with, a party to this Agreement. Without limiting the foregoing, the direct or indirect ownership of 50% or more of the outstanding voting securities of an entity, or the right to receive 50% or more of the profits or earnings of an entity, shall be deemed to constitute control.

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          2.9  NASDAQ NATIONAL MARKET. The Common Stock is currently traded on the Nasdaq National Market, and Alkermes knows of no reason or set of facts which is likely to result in the termination of such trading. Nothing in this
Section 2.9 shall be interpreted to preclude Alkermes from listing its Common Stock on any other national securities exchange. Alkermes shall take all actions reasonably required in order to have the Shares listed as additional shares on the Nasdaq National Market prior to the Closing Date.

          2.10 CAPITALIZATION: OPTIONS AND WARRANTS. The authorized capital stock of Alkermes consists of 5,000,000 shares of capital stock, par value .01 per share and 40,000,000 shares of Common Stock, par value $.01 per share, of which 18,517,394 shares of Common Stock were issued and outstanding on December 31, 1996 and 1,388,308 shares of Common Stock were issuable upon exercise of outstanding warrants on January 9, 1997. Except as disclosed in the SEC Filings, and except for the transactions contemplated by this Agreement, since March 31, 1996, Alkermes has not granted any option (except for stock options granted under Alkermes' stock option and stock award plans), warrants, rights (including conversion or preemptive rights), or similar right, to any person or entity to purchase or acquire any rights with respect to any shares of capital stock of Alkermes, including the Shares. The total number of shares of Common Stock of Alkermes issued from December 31, 1996 to the date of this Agreement is not more than 100,000. The total number of shares of Common Stock subject to stock options granted since December 31, 1996 to the date of this Agreement is 2,750. There are no outstanding rights to cause Alkermes to register the securities held by any person or entity under the Securities Act of 1933, as amended (the "1933 Act"), except with respect to the outstanding warrants.

          2.11 SUBSIDIARIES. Alkermes' only subsidiaries are Alkermes Controlled Therapeutics, Inc., Alkermes Controlled Therapeutics Inc. II, Alkermes Development Corporation II, Alkermes Europe, Ltd., and Alkermes Investments, Inc. Each United States Subsidiary has been duly incorporated under the laws of its respective jurisdiction of incorporation. Each subsidiary of Alkermes has full corporate power and authority to own or lease its properties and conduct its business as presently conducted, and is duly qualified or licensed to transact business in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it requires such qualification (except where the failure to be so qualified would not have a material adverse effect on the business, properties, operations, financial condition or income of Alkermes and its Subsidiaries, taken as a whole, as presently being conducted). Alkermes owns 100% of the shares of each of its Subsidiaries, free and clear of any charges or encumbrances, and

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there are no outstanding options, warrants, or rights to purchase any securities of any subsidiaries.

     3. REPRESENTATIONS, WARRANTS AND COVENANTS OF ALZA. ALZA hereby represents and warrants to Alkermes that:

          3.1 AUTHORIZATION. This Agreement constitutes ALZA's valid and legally binding obligation, enforceable against ALZA in accordance with its terms, except as such may be limited by bankruptcy, insolvency or other similar laws effecting the enforcement of creditors' rights in general or by general principles of equity. ALZA Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement by ALZA has been duly authorized by all necessary corporate action on the part of ALZA.

          3.2  GOVERNMENT CONSENTS.
               -------------------
               (a) Except for the applicable requirements of the HSR Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of ALZA in connection with ALZA's valid execution, delivery or performance of its obligations under this Agreement or the purchase of the Shares by ALZA hereunder.

               (b) ALZA will promptly file or cause to be filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission pursuant to the HSR Act all requisite documents and notifications required of it in connection with the transactions contemplated by this Agreement.

          3.3 PURCHASE ENTIRELY FOR OWN ACCOUNT. The Shares will be acquired for ALZA's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and ALZA has no present intention of selling, granting any participation in, or otherwise distributing the same except in compliance with the registration requirements of the 1933 Act (unless an exception is available). ALZA does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

          3.4 INVESTMENT EXPERIENCE. ALZA acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. ALZA also represents it has not been organized for the purpose of acquiring the Shares; and ALZA is an "accredited investor" as that term is defined in Regulation D under the 1933 Act.

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          3.5  INFORMATION PROVIDED. ALZA has had full opportunity to ask any and all questions of the officers of Alkermes and to examine certain documents of Alkermes, including its most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, its current report on Form 8-K and the Memorandum. ALZA is aware that the results of Alkermes' double-blind, placebo-controlled Phase II clinical trials for RMP-7 are expected in the second calendar quarter of 1997; and that no one, including Alkermes, knows or will know what the results of those trials will be until the data has been received and analyzed.

          3.6 RESTRICTED SECURITIES. ALZA understands that the Shares have not been registered under the 1933 Act and therefore are "restricted securities" under the federal securities laws and that under such laws, and applicable regulations such Shares may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, ALZA represents that it is familiar with SEC Rule 144 promulgated under the 1933 Act ("Rule 144"), as presently in effect, and understands the resale limitations imposed thereby and by the Act.

          3.7 LIMITATIONS ON DISPOSITION. ALZA further shall not make any disposition of all or any portion of the Shares unless and until:

               (a) There is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (b) ALZA shall have furnished Alkermes with an opinion of counsel, reasonably satisfactory to Alkermes, that such disposition will not require registration of such Shares under the 1933 Act.

          3.8 LEGEND. It is understood that the certificates evidencing the Shares may bear the following legend: "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as defined in Rule 144 promulgated under the Act. The securities may not be sold or offered for sale or otherwise distributed except (i) pursuant to an effective registration statement for the securities under the Act; (ii) in compliance with Rule 144; or (iii) after receipt of an opinion of counsel reasonably satisfactory to Alkermes that such registration or compliance is not required as to said sale, offer or distribution".


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     4.   CONDITIONS OF ALZA'S OBLIGATIONS.
          --------------------------------
          4.1 CONDITIONS OF ALZA'S OBLIGATIONS AT THE CLOSING. The obligations of ALZA to Alkermes at the Closing are subject to the fulfillment on or before the Closing of each of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Alkermes contained in Section 2 hereof shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the closing Date except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date and time).

               (b) PERFORMANCE. Alkermes shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

               (c) COMPLIANCE CERTIFICATE. The Chief Executive Officer or President of Alkermes shall deliver to ALZA at the Closing a certificate, in the form attached as EXHIBIT A hereto, certifying that the conditions specified in Sections 4.1(a) and (b) hereof have been fulfilled.

               (d) GOVERNMENTAL APPROVALS. Any required governmental approvals described in Section 2.4(c) shall have been obtained by Alkermes.

               (e) WAITING PERIODS. All waiting periods applicable under the HSR Act shall have expired or been terminated.

               (f) TENDER OF SHARES. Alkermes shall have issued and tendered for delivery to ALZA a certificate representing the Shares, subject only to delivery of the Purchase Price by ALZA in accordance with Section 1.2.

               (g) LISTING OF SHARES. The Shares shall have been listed as additional shares on the Nasdaq National Market.

     5.   CONDITIONS OF ALKERMES' OBLIGATIONS.
          -----------------------------------
          5.1 CONDITIONS OF ALKERMES' OBLIGATIONS AT THE CLOSING. The obligations of Alkermes to ALZA at the Closing are subject to the fulfillment on or before the Closing of each of the following conditions by ALZA:


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               (a)  REPRESENTATIONS AND WARRANTIES. The representations and warranties of ALZA contained in Section 3 hereof shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

               (b) PERFORMANCE. ALZA shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

               (c) COMPLIANCE CERTIFICATE. The President or a Vice President of ALZA shall deliver to Alkermes at the Closing a certificate in the form attached as EXHIBIT B hereto, certifying that the conditions specified in Section 5.1(a) and (b) hereof have been fulfilled.

               (d) WAITING PERIODS. All waiting periods applicable under the HSR Act shall have expired or been terminated.

               (e) LISTING OF SHARES. The Shares shall have been listed as additional shares on the Nasdaq National Market.

               (f) PAYMENT OF PURCHASE PRICE. ALZA shall have delivered to Alkermes the Purchase Price in accordance with Section 1.2 subject only to the delivery by Alkermes of the certificate representing the Shares.

     6.   REGISTRATION RIGHTS
          -------------------

          6.1  DEFINITIONS. For purposes of this Section 6:

               (a) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document;

               (b)  The term "Registrable Securities" means (1) the Shares, and
(2) any shares of Common Stock of Alkermes issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued
as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Shares, excluding all in cases, however, any Registrable Securities sold by a person in a transaction in which its rights under this
Section 6 are not assigned. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the 1933 Act and such securities shall

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have been disposed of in accordance with such registration statement, (ii) such securities shall have been distributed pursuant to Rule 144, or (iii) such securities shall have ceased to be outstanding.

               (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities, which are, in each case, Registrable Securities;

               (d) The term "Managing Underwriter" means one or more nationally recognized firms of investment bankers selected in accordance with Section 6.2(b).

          6.2  REGISTRATION.
               -------------

               (a) SHELF REGISTRATION. As soon as practicable after the Closing Date (and in no event later than 30 days after the Closing Date), Alkermes will file a shelf registration statement under Rule 415 of the 1933 Act with the SEC (or amend its currently filed registration statement) permitting the disposition of the Registrable Securities in accordance with the intended methods thereof as specified in writing by ALZA (the "Shelf Registration"). Alkermes will use its best efforts to have the Shelf Registration declared effective by the SEC as soon as practicable after the filing date of the Registration Statement.

               (b) PIGGY-BACK REGISTRATION. If (but without any obligation to do so) Alkermes proposes to register (including for this purpose a registration effected by Alkermes for any shareholders other than ALZA or any warrant holders) any of its Common Stock under the 1933 Act in connection with the underwritten public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Alkermes employee benefits plan), Alkermes shall, at such time, promptly give ALZA written notice of such registration. Upon the written request of ALZA given within 5 days after such notice by Alkermes in accordance with Section 7.6 hereof, Alkermes shall, subject to the provisions of Section 6.10 hereof, cause to be included in such registration and the underwriting involved therein all of the Registrable Securities that ALZA has requested to be registered.

          6.3 OBLIGATIONS OF ALKERMES. Alkermes shall, as expeditiously as reasonably possible:

               (a) With respect to any registration of any Registrable Securities pursuant to Section 6.2(a), prepare and file with the SEC a registration statement with respect to such

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Registrable Securities and use its best efforts to cause such registration statement to become effective. As far in advance as practical before filing such registration statement or any supplement or amendment thereto (excluding any document incorporated therein by reference) Alkermes will furnish to ALZA and its counsel copies of reasonably complete drafts of all such registration statement supplement or amendment proposed to be filed, and ALZA and its counsel shall have the opportunity to comment on any information that is contained therein or omitted therefrom and Alkermes will make the changes reasonably requested by ALZA and its counsel with respect to such information prior to filing any such registration statement or amendment or supplement.

               (b) With respect to any registration of any Registrable Securities pursuant to Section 6.2(a), prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the registration as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by the registration, including at ALZA's request, any amendments or supplements necessary to reflect any information regarding ALZA or its plan of distribution, until the earlier of (i) such time as the Shares pursuant to Rule 144, to dispose of all of the Registrable Securities, without registration, in a three month period.

               (c) With respect to any registration of any Registrable Securities pursuant to Section 6.2, furnish to ALZA such number of copies of a prospectus, including a preliminary prospectus, as then amended or supplemented, in conformity with the requirements of the 1933 Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

               (d) With respect to any registration of any Registrable Securities pursuant to Section 6.2(a), use its best efforts to register and qualify the securities covered by the Shelf Registration under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by ALZA, provided that Alkermes shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (e) With respect to any registration of any Registrable Securities pursuant to Section 6.2, notify ALZA at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a

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


material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of ALZA, as promptly as practicable prepare and furnish ALZA a reasonable number of copies of a prospectus included in an effective post-effective amendment or the supplemented prospectus correcting such misstatement or omission.

               (f) With respect to any registration of any Registrable Securities pursuant to Section 6.2(b), furnish, at the request of ALZA, (i) an opinion of the counsel representing Alkermes for the purposes of registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to ALZA and (ii) a comfort letter and subsequent bring-down letter, from the independent certified public accountants of Alkermes, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any. If the Registrable Securities are being sold in an underwritten offering pursuant to Section 6.2(b) hereof, such opinion shall be furnished and dated as of the closing of the sale to the underwriters, such comfort letter shall be furnished and dated as of the date of the underwriting agreement and the bring-down letter shall be furnished and dated as of the closing of the sale to the underwriters. Notwithstanding the foregoing, if the Registrable Securities are not being sold in an underwritten offering pursuant to Section 6.2(b), an opinion as described above shall be furnished and dated as of the date that the registration statement with respect to such securities becomes effective.

               (g) In the event of any underwritten public offering of any Registrable Securities pursuant to Section 6.2(b), enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, provided, however, that ALZA shall also enter into and perform its obligations under any such agreement.

          6.4 FURNISH INFORMATION. It shall be a condition precedent to the obligations of Alkermes to take any action pursuant to this Section 6 that ALZA meet the following conditions:

               (a) ALZA shall furnish such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required by applicable federal or state securities laws to effect the registration of the Registrable Securities.

               (b) All information specifically with respect to ALZA furnished to Alkermes by or on behalf of ALZA for use in connection with the preparation of any registration statement relating to such Registrable Securities shall be true and correct in all material respects and shall not omit any material fact necessary to make such information, in light of the circumstances under which it was made, not misleading.

               (c) ALZA shall distribute in connection with the offering and sale of the Registrable Securities the prospectus or other offering material permitted by the 1933 Act and prepared by Alkermes, and only such materials.

               (d) ALZA will comply with the provisions of the Exchange Act and the regulations thereunder.

               (e) To assist Alkermes in qualifying the Registrable Securities for sale under applicable state securities laws, ALZA will advise Alkermes of each jurisdiction in which it intends to offer or sell any or all Registrable Securities, and will agree not to offer or sell any Registrable Securities in any jurisdiction where the Registrable Securities are not registered or exempt from registration.

               (f) ALZA will inform Alkermes in writing of any and all sales, or other transfers or dispositions, of any Registrable Securities within 15 calendar days following each such disposition.

               (g) In the event of any underwritten public offering of any Registrable Securities pursuant to Section 6.2(b), ALZA shall enter into and perform its obligations under an underwriting agreement, in the form agreed upon by Alkermes and the underwriters selected by it that is customary for the type of transaction contemplated and reasonably acceptable to ALZA.

          6.5 EXPENSES OF REGISTRATION. Alkermes shall bear the expenses incurred in connection with the Shelf Registration and any amendment or supplement thereof. The expenses borne by Alkermes pursuant to this Section 6.5 shall exclude (i) broker fees and commissions and transfer taxes, if any, in respect of Registrable Securities agreed to in writing by ALZA, which shall be payable by ALZA; (ii) all out-of-pocket expenses of ALZA's brokers or dealers; and (iii) all fees and disbursements of counsel for ALZA or any such brokers or dealers.

          6.6 COMPANY SUSPENSION. ALZA shall upon receipt of any notice from Alkermes that in the good faith judgment of Alkermes the filing or making of offers and sales pursuant to the Shelf Registration would require the public disclosure of material information, the disclosure of which would not otherwise be required at that time and either compiling such information would require unreasonable effort in the circumstances or disclosure thereof would have a material adverse effect on Alkermes, Alkermes shall have the right to suspend such sales or postpone such filing for a period which shall not exceed 30 days (provided that no such notice may be given beginning when ALZA notifies Alkermes that marketing efforts have begun by an underwriter on behalf of ALZA in connection with an offering thereof and ending when such offering is completed or abandoned); PROVIDED, HOWEVER, that Alkermes may not use the right provided by this paragraph until 120 days have elapsed from the end of the most recent suspension or postponement period initiated by Alkermes and PROVIDED, FURTHER, HOWEVER, that immediately following disclosure of such information or withdrawal or abandonment of the transaction requiring suspension or postponement Alkermes will make such filing or take such steps as are necessary to permit such offers and sales, as the case may be. Any suspension under this Section 6.6(b) will extend, for an amount of time equal to such suspension, the termination date of any registration rights, or obligations to keep a registration effective, otherwise provided in this Agreement.

          6.7 MARKET HOLDBACK. Until such time as ALZA holds less than 4% of the outstanding Common Stock of Alkermes, ALZA shall not sell, transfer or otherwise dispose of (other than to a transferee who agrees to be similarly bound) any Registrable Securities during any specified holdback period of up to 120 days following the effective date of a registration statement filed by Alkermes under the 1933 Act for an offering by Alkermes of Common Stock or other securities (other than the Shelf Registration or any other registration in which Registrable Securities are included) if, (i) the holdback is requested in writing by the managing underwriter of the offering; (ii) the same restriction is agreed to by all of the executive officers and directors of Alkermes; and
(iii) all other shareholders who have registration rights and whose holding are more than 4% of the Common Stock of Alkermes (on a converted basis) are also subject to the same holdback. In such event, ALZA shall execute and deliver a lockup agreement in substantially the form requested by the managing Underwriter and signed by the officers and directors of Alkermes and such other shareholders.

          6.8 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 6:

               (a) To the extent permitted by law, Alkermes will indemnify and hold harmless ALZA, and each of its officers and directors, any underwriter (as defined in the 1933 Act) for ALZA and each person, if any, who controls ALZA or any such underwriter within the meaning of the 1933 Act or the Exchange Act (collectively, "Indemnified ALZA parties"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, the Exchange Act or other federal or state law or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon a claim by a third party alleging any of the following statements, omissions or violations (collectively, "Indemnified Violations"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement on the date it becomes effective, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereto, or any document incident to such registration (such as a Blue Sky qualification or compliance); (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any other violation or alleged violation by Alkermes of the 1933 Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the Exchange Act or any state securities law, and Alkermes will reimburse the ALZA indemnified Parties for any legal (to the extent provided in Section 6.8(c) and other expenses reasonably incurred in connection with defending any such indemnified Violation; provided, however, that the indemnity agreement contained in this Section 6.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Alkermes (which consent shall not be unreasonably withheld), nor shall Alkermes be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an indemnified Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any of the indemnified ALZA Parties expressly for use in connection with the registration; and provided further, however, that the indemnity provided in this Section 6.8(a) with respect to any preliminary prospectus shall not apply, if the untrue statement or alleged untrue statement or omission or alleged omission was corrected in the final prospectus.

               (b) To the extent permitted by law, ALZA will indemnify and hold harmless Alkermes, each of its officers and directors, any underwriter (as defined in the 1933 Act), any other person selling securities in such registration statement and each person, if any, who controls Alkermes, any such underwriter or any such person within the meaning of the 1933 Act or the Exchange Act (collectively, the "Indemnified Alkermes Parties"), against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing person may become subject, under the 1933 Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect hereto) arise out of or are based upon a claim by a third party arising out of or based upon any written information furnished by any of the indemnified ALZA Parties expressly for use in connection with such registration, and ALZA will reimburse each of the Indemnified Alkermes Parties for any legal and other expenses reasonably incurred in connection with defending any such claims, liability, demand, loss or action; provided, however, that the indemnity agreement contained in this Section 6.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of ALZA (which consent will not be unreasonably withheld). In no event shall the total amount payable by ALZA indemnified Parties for indemnity under this Section 6.8(b) exceed ALZA's proceeds for the offering.

               (c)  Promptly after receipt by an indemnified party under this
Section 6.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.8, deliver to the indemnifying party a written notice of the commencement thereof generally summarize the claims and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to the availability of legal defenses to the indemnified party which are different from or in addition to those available to the indemnifying party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.8.

               (d) The obligations of Alkermes and ALZA under this Section 6.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 6, and otherwise.

          6.9 REPORTS UNDER THE EXCHANGE ACT. With a view to making available to ALZA the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit ALZA to sell securities of Alkermes to the public without registration, Alkermes agrees to:

               (a) make and keep public information available, as those terms are understood and defined in Rule 144;

               (b) file with the SEC in a timely manner all reports and other documents required of Alkermes under the Exchange Act; and

               (c) furnish to ALZA, so long as ALZA owns any Registrable Securities, promptly upon request (i) a written statement by Alkermes that it has complied with the reporting requirements of Rule 144, and the Exchange Act,
(ii) a copy of the most recent annual or quarterly report of Alkermes and such other reports and documents so filed by Alkermes, and (iii) such other information as may be reasonably requested in availing ALZA of any rule or regulation of the SEC which permits the selling of any such securities without registration.

          6.10 UNDERWRITING REQUIREMENTS. In connection with any proposed registration as to which ALZA has a right to notice under Section 6.2(b):

               (a) Alkermes shall not be required to include in such registration any of the Registrable Securities unless ALZA accepts the terms of the underwriting that are agreed upon between Alkermes and the underwriters selected by it; and

               (b) If the underwriter for the offering advises Alkermes in writing that the number of Registrable Securities requested to be included will adversely affect the success of the offering, Alkermes shall include in such offering only the quantity of Registrable Securities, if any, as shall be determined as set forth below:

                    (i) first Alkermes shall include in such underwriting all of the securities Alkermes proposes to sell; and

                    (ii) then, Alkermes shall include the number of Registrable Securities and Alkermes securities of other holders that the underwriter advises will not adversely affect the success of the offering, allocated, pro rata, among ALZA and the other holders entitled to registration, based upon the number of shares of Common Stock each such person shall have requested Alkermes to include in the offering.

          6.11 TRANSFER OR ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause Alkermes to register Registrable Securities and the obligations of Alkermes pursuant to this Section 6 may be transferred or assigned by ALZA in connection with transfers of shares to an Affiliate of ALZA or in connection with transfers of Shares having a fair market value of at least $5,000,000, provided that; (i) such transfer is permitted under this Agreement; (ii) the transferee agrees to be bound by ALZA's remaining obligations set forth in Section 6 and 7 hereof and (iii) such rights are transferred to no more than ten transferees.

          6.12 AMENDMENT OF REGISTRATION RIGHTS. Any provision of this Section 6 may be amended or the observance thereof may be waived either generally or in a particular instance and either retroactively or prospectively, only with the written consent of Alkermes and the holders of 66 2/3% of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 6.12 shall be binding upon each holder of any Registrable Securities, each future holder of Registrable Securities, ALZA and Alkermes. Nothing herein shall prevent a holder of Registrable Securities from waiving its individual rights.

     7.   MISCELLANEOUS.
          -------------

          7.1 SURVIVAL OF WARRANTIES. The warranties and representations of Alkermes and ALZA contained in or made pursuant to his Agreement shall survive the Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of ALZA or Alkermes.

          7.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          7.3 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania as applied to agreements among Pennsylvania residents entered into and to be performed entirely within Pennsylvania.

          7.4 COUNTERPARTS. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Alkermes and ALZA. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, but all of which together shall constitute one and the same instrument. A facsimile transmission of the signed Agreement shall be legal and binding on both parties.

          7.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          7.6 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be sent by certified mail or courier service, charges pre-paid, or by facsimile transmission, to the address or facsimile number specified below:

     If to Alkermes:

          64 Sidney Street
          Cambridge, MA  02139-4136
          Fax No.: (617) 494-9255
          Attention: Chief Financial Offer


     If to ALZA:

         950 Page Mill Road
         P.O. Box 10950
         Palo Alto, CA  94303
         Fax No.: (415) 496-8048
         Attention:  Senior Vice President and General Counsel

or to such other address or facsimile number as the person may specify in a notice duly given to the sender as provided herein. A notice will be deemed to have been given as of the date that is five days after it is deposited in the United States mail or the date it is delivered by a courier service or, in the case of facsimile transmission or personal communication, when received.

          7.7 FINDERS' FEE. Each party agrees to indemnify and to hold harmless the other party from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its officers, partners, employees, or representatives is responsible.

          7.8 EXPENSES. The parties shall shares equally the filing fee for any HSR filing made prior to the Closing hereunder. Except as otherwise provided in the preceding sentence and in Section 6 hereof, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          7.9 PUBLICITY. Neither party, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or any of the other transactions contemplated hereby without the prior consultation of the other party, except as may be required law or by any listing agreement with a national securities exchange or by the SEC. The parties shall cooperate in determining the format, date and time of day of the announcement of the execution and terms of this Agreement, giving consideration to the requirements of all applicable laws and regulations, and each party will obtain the prior approval by the other party of any press release to be issued relating to the announcement of the execution of this Agreement or the Closing hereunder, which prior approval shall not be unreasonably withheld or delayed. This Section 7.9 shall not apply to the extent that any disclosure is of information in the public domain other than through the fault of the disclosing party in violation hereof.

          7.10 AMENDMENTS AND WAIVERS. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties that specifically refers to this Agreement. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party to be performed or complied with. The waiver by a party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Any amendment or waiver effected in accordance with this
Section 7.10 shall be binding upon each party and its permitted assigns.

          7.11 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be amended to conform, as closely as practicable, to the intent of the parties as set forth herein or, if such amendment is not possible, such provision, shall be stricken and the remaining provisions will remain in full force and effect.

     IN WITNESS WHEREOF, the parties, through their duly authorized officers, have duly executed this Agreement as of the date first above written.


Alkermes, Inc.                                        ALZA Corporation

By:_____________________                              By:_______________________

Title:__________________                              Title_____________________